Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Nogin, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	4,442,943(2)	$0.5535	$2,459,168.95	0.00011020	$271.00

Total Offering Amounts					$2,459,168.95		$271.00

Total Fee Offsets							—

Net Fee Due							$271.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of common stock, $0.0001 par value per share (“Common Stock”) of Nogin, Inc. (the “Company”) that become issuable under the Nogin, Inc. 2022 Incentive Award Plan (the “2022 Plan”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock available for future issuance under the 2022 Plan.
(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sales price per share of Common Stock on The Nasdaq Stock Market LLC on September 20, 2023.